               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                TRANSATLANTIC HOLDINGS, INC.
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          TRANSATLANTIC HOLDINGS, INC.
                    80 PINE STREET, NEW YORK, NEW YORK 10005
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2003
                              -------------------

                                                                   April 7, 2003

To the Stockholders of
TRANSATLANTIC HOLDINGS, INC.:

    The Annual Meeting of stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH'), will be held at 72 Wall Street, Seventh Floor, New York, New York, on Thursday, May 15, 2003, at 11:00 o'clock A.M., for the following purposes:

    1. To elect 9 directors of TRH to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

    2. To act upon a proposal to adopt a 2003 Stock Incentive Plan;

    3. To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2003; and

    4. To transact any other business that may properly come before the meeting.

    Stockholders of record at the close of business on March 21, 2003 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of TRH at 80 Pine Street, New York, New York.

    Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope. If you plan on attending the meeting, please remember to bring photo identification with you.

                                           By Order of the Board of Directors

                                           ELIZABETH M. TUCK
                                           Secretary

                          TRANSATLANTIC HOLDINGS, INC.
                      80 PINE STREET, NEW YORK, N.Y. 10005
                              -------------------
                                PROXY STATEMENT
                              -------------------

                                                                   April 7, 2003

    The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH' or the 'Company'), to be held on May 15, 2003, and at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of directors, for the 2003 Stock Incentive Plan and for the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2003.

    Only stockholders of record at the close of business on March 21, 2003 will be entitled to vote at the meeting. On that date 52,382,033 shares (exclusive of shares held by TRH) of common stock, par value $1.00 per share ('TRH Common Stock'), were outstanding, each such share of stock having one vote.

    This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of TRH on or about April 7, 2003.

                              BENEFICIAL OWNERSHIP

    The following table lists the beneficial ownership of each person or group who, as of March 21, 2003, owned to TRH's knowledge, more than five percent of the outstanding TRH Common Stock.

                                                        AMOUNT
                                                      AND NATURE
                                                          OF
                  NAME AND ADDRESS                    BENEFICIAL    PERCENT OF
                OF BENEFICIAL OWNER                   OWNERSHIP    VOTING SHARES
                -------------------                   ---------    -------------
American International Group, Inc. ('AIG')(1) ......  31,274,130       59.70
70 Pine Street
New York, NY 10270

Davis Selected Advisers, LP(2) .....................  10,691,625       20.41
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

---------

(1) Includes 17,615,178 shares directly owned by American Home Assurance Company, a wholly-owned subsidiary of AIG, which shares with AIG voting and investment power over such shares. AIG has sole voting and investment power over the remaining shares.

(2) Davis Selected Advisers, L.P. filed a Schedule 13F, dated February 18, 2003, with respect to the shares of TRH Common Stock held by it, which stated that it is an institutional investment manager, and that it has sole investment discretion and sole voting authority with respect to 10,691,625 shares.

                            I. ELECTION OF DIRECTORS

    Nine directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. If a quorum is present at the meeting, the affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote thereon is required to elect the directors; abstentions and broker non-votes will have no effect on the outcome of the vote. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. The nominees, and certain information supplied by them to TRH, are as follows:



                                                            CHAIRMAN OF THE BOARD OF DIRECTORS, THE
[PHOTO]              TAKASHI AIHARA                         NICHIDO FIRE & MARINE INSURANCE COMPANY,
                     Age 66                                 LIMITED, TOKYO, JAPAN
                     Director since 2001. He has            (insurance)
                     also served as a director of
                     Transatlantic Reinsurance
                     Company ('TRC'), a wholly-
                     owned subsidiary of TRH, and
                     of Putnam Reinsurance
                     Company ('Putnam'), a
                     wholly-owned subsidiary of
                     TRC, since 2001.

[PHOTO]              JAMES BALOG                            RETIRED CHAIRMAN, 1838 INVESTMENT ADVISORS, LLC
                     Age 74                                 (investment management company)
                     Director since 1988. He has also       Director, Galen Partners, L.P. (technical
                     served as a director of TRC since      advisory board), Great-West Life and Annuity
                     1990 and of Putnam since 1988.         Insurance Company and Trustee, Phoenix
                                                            Partners, Euclid Mutual Funds (Mutual
                                                            Funds).

[PHOTO]              C. FRED BERGSTEN                       DIRECTOR, INSTITUTE FOR INTERNATIONAL
                     Age 61                                 ECONOMICS
                     Director since 1998. He has also       (nonprofit research institution)
                     served as a director of TRC and of
                     Putnam since 1998.



[PHOTO]              MAURICE R. GREENBERG                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                     Age 77                                 (insurance and financial services holding
                     Chairman since 1986. He has also       company)
                     served as the Chairman of TRC since    Director, AIG, Director, President and Chief
                     1977 and of Putnam since 1986.         Executive Officer of C.V. Starr & Co., Inc.
                                                            ('Starr'), a director of Starr International
                                                            Company, Inc. ('SICO'), private holding
                                                            companies (see 'Ownership of Certain
                                                            Securities') and a director of International
                                                            Lease Finance Corporation ('ILFC') (a wholly
                                                            owned subsidiary of AIG).

[PHOTO]              JOHN J. MACKOWSKI                      RETIRED CHAIRMAN AND CHIEF EXECUTIVE
                     Age 77                                 OFFICER, THE ATLANTIC MUTUAL COMPANIES
                     Director since 1990. He has also       (insurance)
                     served as a director of TRC and of
                     Putnam since 1990.

[PHOTO]              EDWARD E. MATTHEWS                     SENIOR ADVISOR, AIG
                     Age 71                                 Director, AIG, Starr, SICO and ILFC
                     Director since 1986. He has also
                     served as a director of TRC since
                     1977 and of Putnam since 1986.

[PHOTO]              ROBERT F. ORLICH                       PRESIDENT AND CHIEF EXECUTIVE OFFICER, TRH,
                     Age 55                                 TRC AND PUTNAM
                     Director since 1994. He has also       Chairman, Trans Re Zurich
                     served as a director of TRC and of
                     Putnam since 1992.

[PHOTO]              HOWARD I. SMITH                        VICE CHAIRMAN, CHIEF FINANCIAL OFFICER, AND
                     Age 58                                 CHIEF ADMINISTRATIVE OFFICER, AIG
                     Director since 1994. He has also       Director, AIG, Starr, SICO, ILFC and 21st
                     served as a director of TRC and of     Century Insurance Group (a majority owned
                     Putnam since 1994.                     subsidiary of AIG)




[PHOTO]              THOMAS R. TIZZIO                       SENIOR VICE CHAIRMAN-GENERAL INSURANCE, AIG
                     Age 65                                 Director, AIG, Starr and SICO
                     Director since 1990. He has also
                     served as a director of TRC since
                     1979 and of Putnam since 1990.

    The principal occupation or affiliation of each of the nominees is shown in bold face type. Except as noted, each director has occupied an executive position with his company or an affiliate thereof for at least the past five years.

    There were four regularly scheduled meetings of the Board of Directors during 2002. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors held during the period in which they were eligible to serve, except Mr. Bergsten who attended 67% and Mr. Smith who attended 63% of the meetings they were each eligible to attend. There are four regular meetings of the Board of Directors scheduled to be held during 2003.

    Messrs. Balog, Bergsten and Mackowski are the current members of the Audit Committee, which held four meetings during 2002. There are four Audit Committee meetings scheduled to be held during 2003. The Audit Committee assists the Board of Directors' oversight of TRH's financial reporting process. As part of its oversight role, the Audit Committee recommends to the Board of Directors a firm of independent accountants to serve as auditors during the ensuing fiscal year.

    The Stock Option Plan Committee administers the TRH employee stock option plans. The current members of the Stock Option Plan Committee are Messrs. Balog and Mackowski. There was one Stock Option Plan Committee meeting during 2002. One Stock Option Plan Committee meeting is scheduled for 2003.

    The Compensation Committee determines the cash compensation for senior management. The current members of the Compensation Committee are Messrs. Balog, Greenberg, Mackowski and Tizzio. There was one Compensation Committee meeting during 2002, and one Compensation Committee meeting is scheduled for 2003.

    The Board does not have a nominating committee. The full Board would normally address matters relating to the nomination of directors, but the Executive Committee of the Board of Directors is also empowered to address such matters. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of TRH except those powers specifically reserved to the whole Board. Messrs. Greenberg, Matthews and Orlich are the current members of the Executive Committee.

OWNERSHIP OF CERTAIN SECURITIES

    The following table summarizes the ownership of equity securities of TRH, AIG, Starr and SICO, by each of the directors, each executive officer named in the Summary Compensation Table, and by the directors and current executive officers as a group.

                                                       EQUITY SECURITIES OWNED BENEFICIALLY
                                                             AS OF JANUARY 31, 2003(1)
                       -----------------------------------------------------------------------------------------------------
                                  TRH                         AIG                      STARR                    SICO
                             COMMON STOCK                COMMON STOCK               COMMON STOCK            VOTING STOCK
                       -------------------------   -------------------------   ----------------------   --------------------
                         AMOUNT AND                  AMOUNT AND                 AMOUNT AND              AMOUNT AND
                          NATURE OF      PERCENT      NATURE OF      PERCENT    NATURE OF     PERCENT   NATURE OF    PERCENT
                         BENEFICIAL        OF        BENEFICIAL        OF       BENEFICIAL      OF      BENEFICIAL     OF
NAME                   OWNERSHIP(2)(3)    CLASS    OWNERSHIP(4)(5)    CLASS    OWNERSHIP(6)    CLASS    OWNERSHIP     CLASS
---------------------  ---------------    -----    ---------------    -----    ------------    -----    ---------     -----
Takashi Aihara.......            0        --                  0       --               0        --            0        --
James Balog..........       22,412         .04                0       --               0        --            0        --
C. Fred Bergsten.....        5,812         .01                0       --               0        --            0        --
Paul A. Bonny........      106,030         .20           13,875         (7)            0        --            0        --
M.R. Greenberg.......      130,000         .25       45,167,862       1.73         4,000       17.20         10        8.33
John J. Mackowski....       17,437         .03                0       --               0        --            0        --
Edward E. Matthews...       58,000         .11        1,711,104        .07         1,250        5.38         10        8.33
Robert V. Mucci......      108,291         .21           14,846         (7)            0        --            0        --
Robert F. Orlich.....      311,339         .59           14,499         (7)          250        1.08          0        --
Steven S. Skalicky...       66,159         .13           31,099         (7)            0        --            0        --
Howard I. Smith......       13,500         .03          421,701        .02         1,875        8.06         10        8.33
Thomas R. Tizzio.....       65,000         .12        1,051,921        .04         1,750        7.53         10        8.33
Javier E. Vijil......       87,160         .17            2,585         (7)            0        --            0        --
All Directors and
  Executive Officers
  of TRH as a Group
  (14 individuals)...      996,893        1.90       48,429,996       1.86         9,125       39.25         40       33.32

---------

(1) Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Amounts of equity securities shown include shares of TRH Common Stock subject to options which may be exercised within 60 days as follows:
    Balog -- 16,312 shares, Bergsten -- 5,812 shares, Bonny -- 99,125 shares, Greenberg -- 107,500 shares, Mackowski -- 16,312 shares, Matthews -- 53,750 shares, Mucci -- 94,486 shares, Orlich -- 259,375 shares, Skalicky -- 62,112 shares, Smith -- 13,500 shares, Tizzio -- 53,750 shares, Vijil -- 83,040 shares, all directors and executive officers of TRH as a group --
    870,761 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Orlich -- 32,713 shares with his wife, Skalicky -- 55 shares with his wife, all directors and executive officers of TRH as a group -- 32,768 shares.

(3) Reflects a stock split effected as a 50 percent dividend on the TRH Common Stock, paid July 20, 2001.

(4) Amounts of equity securities shown include shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
    Greenberg -- 1,499,218 shares, Matthews -- 562,343 shares, Skalicky -- 6,328 shares, Smith -- 231,406 shares, Tizzio -- 420,359 shares, all directors and executive officers of TRH as a group -- 2,719,654 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Greenberg -- 43,568,635 shares with his wife and 100,009 shares with co-trustees, Orlich -- 14,499 shares with his wife, Skalicky -- 11,417 shares with his wife, Tizzio -- 618,617 shares with his wife, all executive officers and directors of TRH as a group -- 44,313,177 shares.
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Matthews -- 22,500 shares, all directors and executive officers as a group -- 22,500 shares.

    Amount of shares shown for each of Mr. Greenberg, Mr. Matthews and Mr. Smith does not include 18,885,999 shares held as trustee for the Starr Trust, as to which each of them disclaims beneficial ownership. Inclusion of these shares would increase the percentage ownership of AIG Common Stock shown above for each of them by .72 percent. Amount of shares shown for Mr. Greenberg also excludes 4,893,496 shares owned directly by Starr (representing 17.20 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(5) Reflects a stock split effected as a 50 percent stock dividend on the AIG Common Stock, paid July 28, 2000.

(6) As of January 31, 2003, Starr also had outstanding 6,375 shares of Common Stock Class B, a non-voting stock and 3,838 shares of Preferred Stock Series X-1. None of the named individuals hold such shares. As of January 31, 2003, the named individuals beneficially owned the following aggregate shares of various series of Starr Preferred Stock (out of an aggregate total outstanding of 330,295 shares): Greenberg (110,000); Matthews (46,750); Orlich (1,625); Smith (16,500); Tizzio (25,125). These named individuals received dividends of Starr Series U Preferred Stock in 2002 out of a total issued of 28,125 shares as follows: Greenberg (5,000); Matthews (2,250); Orlich (250); Smith (1,750); Tizzio (1,750). Mr. Greenberg also beneficially owned 100 shares of Starr's 5% Senior Preferred Stock as of January 31, 2003.

(7) Less than .01 percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 (the 'Exchange Act') requires TRH's directors, officers and persons who own more than ten percent of a registered class of TRH's equity securities, to file with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of TRH Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish TRH with copies of all Section 16(a) forms they file. To TRH's knowledge, all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders have been complied with, except for Mr. Mucci who failed to timely report the sale of 4,000 shares of TRH Common Stock. This late filing has now been made. In making these statements, TRH has relied on written representations of its directors, officers and ten percent stockholders, and copies of reports that they have filed with the SEC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    All directors, except those who are TRH employees, receive an annual retainer of $17,500 and a fee of $700 for each meeting of the Board or any committee of TRH or its subsidiaries attended, except for the Chairman, who receives an annual retainer of $75,000. In addition, certain directors may be granted stock options in recognition of extraordinary service to the Company. On December 5, 2002 the Stock Option Plan Committee granted a total of 30,000 options to purchase TRH Common Stock to Messrs. Bergsten (5,000 options), Greenberg (10,000 options), Matthews (5,000 options), Smith (5,000 options) and Tizzio (5,000 options). Additionally, on December 5, 2002, the full Board of Directors granted options to purchase 5,000 shares of TRH Common Stock to each of Messrs. Balog and Mackowski. These options were granted pursuant to the TRH 2000 Stock Option Plan. The options were granted at fair market value on the date of grant ($69.63 per share) and first become exercisable at a rate of 25% per year commencing in December, 2003.

    The following table sets forth the compensation, for services in all capacities to TRH and its subsidiaries during 2002, of each of the President and Chief Executive Officer and the four most highly compensated executive officers of TRH.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                                             COMPENSATION
                                                                AWARDS                               SICO
                                         ANNUAL          --------------------                        LTIP
                                     COMPENSATION(1)     SECURITIES                               PAYOUTS NOT
                                   -------------------   UNDERLYING    LTIP        ALL OTHER        PAID BY
          NAME              YEAR    SALARY     BONUS     OPTIONS(2)   PAYOUTS   COMPENSATION(3)     TRH(4)
          ----              ----    ------     -----     ----------   -------   ---------------     ------
Robert F. Orlich ........   2002   $666,923   $343,000     50,000      --           $11,000       $1,295,840
President and CEO           2001    665,000    268,000     40,000      --            10,500               --
                            2000    626,538    244,000     45,000      --            10,500        3,123,000

Steven S. Skalicky ......   2002   $426,154   $100,000     15,000      --           $11,000       $  543,906
Exec. V.P. and CFO          2001    425,000     90,000     12,500      --            10,500          108,806
                            2000    400,963     70,000     15,000      --            10,500          726,804

Paul A. Bonny ...........   2002   $397,331   $115,000     15,000      --           $50,371       $  511,020
Exec. Vice President        2001    372,764     71,000     12,500      --            47,207          124,350
                            2000    362,756     70,000     15,000      --            42,464          707,457

Javier E. Vijil .........   2002   $391,346   $ 94,000     15,000      --           $ 7,333       $  333,976
Exec. Vice President        2001    390,000     70,000     12,500      --             6,999           94,511
                            2000    361,154     64,000     15,000      --             6,999          532,238

Robert V. Mucci .........   2002   $361,154   $ 66,000     12,500      --           $11,000       $  314,175
Sr. Vice President          2001    360,000     66,000     10,000      --            10,500          124,350
and Actuary                 2000    335,963     64,000     12,750      --            10,500          687,013

---------

(1) With respect to each executive officer named in the table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonuses reported for such executive officer.

(2) Amounts shown for 2000 reflect a stock split effected as a 50 percent dividend on the TRH Common Stock, paid July 20, 2001.

(3) Amounts shown for Messrs. Orlich, Skalicky, Vijil and Mucci represent matching contributions under TRH's 401(k) Plan. Amounts shown for Mr. Bonny reflect contributions by TRH to The AIG Retirement Savings Plan (United Kingdom.)

(4) THE LTIP PAYOUTS WILL BE MADE BY SICO PURSUANT TO ITS DEFERRED COMPENSATION PROFIT PARTICIPATION PLAN (THE 'SICO PLAN') AND WILL NOT BE PAID BY OR CHARGED TO TRH. Amounts shown represent the value of shares of AIG Common Stock contingently allocated and/or paid out under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including TRH. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and NONE OF THE COSTS OF THE VARIOUS BENEFITS PROVIDED UNDER SUCH PLAN IS PAID BY OR CHARGED TO TRH. The SICO Plan provides that shares currently owned by SICO may be contingently set aside by SICO for the benefit of the participant and distributed upon retirement provided that the employee fulfills the terms of the SICO Plan. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, and certain of the individuals named in the Summary Compensation Table are eligible for such early pay-out with respect to units awarded to them for the periods shown. In May, 2000 Messrs. Orlich, Skalicky, Bonny and Mucci received a partial payout relating to the 1995-1996 SICO Plan. In May, 2001 Messrs. Skalicky, Bonny and Mucci received a partial payout relating to the 1997-1998 SICO Plan and in July, 2001 Mr. Vijil received a partial payout relating to the 1997-1998 SICO Plan. In May, 2002 Messrs. Skalicky, Vijil and Mucci received a partial payout relating to the 1997-1998 SICO Plan and in June, 2002 Mr. Bonny received a partial payout relating to the 1997-1998 SICO plan. The amounts distributed by SICO to the participants in 2000, and included in the value shown in the
                                              (Footnotes continued on next page)

(Footnotes continued from previous page) table, represented the market value of shares of AIG Common Stock at May 1, 2000, as follows: Orlich -- $284,400; Skalicky -- $135,429;
    Bonny -- $116,082; Mucci -- $154,775. The amounts distributed by SICO to the participants in 2001, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 2001, as follows: Skalicky -- $108,806; Bonny -- $124,350; Mucci -- $124,350. The
    amount distributed by SICO to Mr. Vijil in 2001, and included in the value shown in the table of $94,511, represented the market value of shares of AIG Common Stock at July 20, 2001. The amounts distributed by SICO to the participants in 2002, and included in the value shown in the table, represent the market value of shares of AIG Common Stock at May 1, 2002, as follows: Skalicky -- $92,676; Vijil -- $79,436; Mucci -- $105,915. The
    amount distributed by SICO to Mr. Bonny in 2002, and included in the value shown in the table was $94,500. This amount represents the market value of shares of AIG Common Stock at June 11, 2002. Prior to earning the right to pay-out, the participant is not entitled to any equity interest with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age other than by death or disability. In addition, SICO's Board of Directors makes the final decision whether to pay a participant cash in lieu of shares of AIG Common Stock. In March, 2001, a determination was made as to the number of AIG shares contingently allocable to the participants in the SICO Plan in relation to units awarded in December 1998 with respect to the January 1, 1999 to December 31, 2000 period but not distributed under the SICO Plan. The values shown for the year 2000 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 2000 of $98.5625, contingently allocated as follows: Orlich -- 28,800 shares; Skalicky -- 6,000 shares; Bonny -- 6,000 shares; Vijil -- 5,400 shares; Mucci -- 5,400 shares. In February, 2003, a determination was made as to the number of AIG shares contingently allocable to the participants in the SICO Plan with respect to units awarded in December 2000 with respect to the January 1, 2001 to December 31, 2002 period but not distributed under the SICO Plan. The values shown for the year 2002 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 2002 of $57.85, contingently allocated as follows: Orlich -- 22,400 shares;
    Skalicky -- 7,800 shares; Bonny -- 7,200 shares; Vijil -- 4,400 shares; Mucci -- 3,600 shares.

    The following tables set forth information for each of the five individuals named in the Summary Compensation Table as to (i) grants of options to purchase TRH Common Stock under the TRH 2000 Stock Option Plan during 2002, and
(ii) option exercises during 2002, and option values as of December 31, 2002, with respect to options to purchase TRH Common Stock granted under the TRH 2000 Stock Option Plan, TRH 1995 Stock Option Plan and the TRH 1990 Stock Option Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------    POTENTIAL REALIZABLE
                                          % OF                                      VALUE(4) AT ASSUMED
                          NUMBER OF      TOTAL                                     ANNUAL RATES OF STOCK
                          SECURITIES    OPTIONS                                   PRICE APPRECIATION FOR
                          UNDERLYING   GRANTED TO                                       OPTION TERM
                           OPTIONS     EMPLOYEES    EXERCISE                      -----------------------
         NAME              GRANTED      IN 2002      PRICE     EXPIRATION DATE      5%(2)        10%(3)
         ----              -------      -------      -----     ---------------      -----        ------
Orlich.................     50,000       23.93       $69.63    December 5, 2012   $2,193,500   $5,535,500
Skalicky...............     15,000        7.18       $69.63    December 5, 2012      658,050    1,660,650
Bonny..................     15,000        7.18       $69.63    December 5, 2012      658,050    1,660,650
Vijil..................     15,000        7.18       $69.63    December 5, 2012      658,050    1,660,650
Mucci..................     12,500        5.98       $69.63    December 5, 2012      548,375    1,383,875

---------

(1) The options reflected in the table were granted in December 2002 and will become exercisable at a rate of 25% per year, commencing in December 2003.

(2) The appreciated price would be $113.50 per share.
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) The appreciated price would be $180.34 per share.

(4) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of TRH Common Stock. OPTIONS WOULD HAVE NO REALIZED VALUE IF THERE WERE NO APPRECIATION OR IF THERE WERE DEPRECIATION FROM THE PRICE AT WHICH THE OPTIONS WERE GRANTED.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                             TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                                                        UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                          NUMBER OF                       AT FISCAL YEAR END(1)         AT FISCAL YEAR END(3)
                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
        NAME           ON EXERCISE(1)    REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------------    -----------   -----------   -------------   -----------   -------------
Orlich...............           0         $      0       259,375        113,750      $6,287,998      $248,625
Skalicky(4)..........       3,000          174,969        62,112         35,625       1,160,871        82,875
Bonny................       4,500          176,522        99,125         35,625       2,512,261        82,875
Vijil................       1,170           68,016        83,040         35,625       1,896,363        82,875
Mucci................           0                0        94,486         29,375       2,658,502        67,500

---------

(1) Reflects a stock split effected as a 50 percent dividend on the TRH Common Stock, paid July 20, 2001.

(2) Aggregate market value on date of exercise less aggregate option price.

(3) Total value of vested and unvested options based on a fair market value of TRH Common Stock of $66.70 per share, as of December 31, 2002.

(4) In addition to the options disclosed in the table, exercisable options for Mr. Skalicky includes 6,328 AIG options. The in-the-money value of these options is $273,264 based on a fair market value of AIG Common Stock of $57.85 per share, as of December 31, 2002. Also in addition to the amounts disclosed in the table, Mr. Skalicky exercised 4,746 AIG options which resulted in income realized of $220,390, measured as the market value on date of exercise less the option price. These options reflect the AIG Common Stock split effected as a 50 percent stock dividend in July 2000.

    Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio or certain of them, are directors, officers or employees of SICO, directors and members of the Starr Foundation and directors, officers or employees of Starr. These individuals also receive compensation as officers or employees of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for TRH matters and such compensation is not included in the compensation for services to TRH shown in the Summary Compensation Table.

    The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted (with respect to the 2003-2004 period) to the five individuals named in the Summary Compensation Table.

                    SICO LONG-TERM INCENTIVE PLAN AWARDS(1)

                                              NUMBER OF
NAME                                            UNITS     UNIT AWARD PERIOD  ESTIMATED FUTURE PAYOUTS
----                                            -----     -----------------  ------------------------
Orlich......................................    1,600         Two years           25,600 shares
Skalicky....................................      700         Two years            8,400 shares
Bonny.......................................      650         Two years            7,800 shares
Vijil.......................................      650         Two years            7,800 shares
Mucci.......................................      500         Two years            4,000 shares

                                                         (Footnote on next page)

(Footnote from previous page)

(1) Awards represent grants of units under the SICO Plan described in Note 4 to the Summary Compensation Table with respect to the two-year period from January 1, 2003 through December 31, 2004. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock, if any, allocated to a unit for the benefit of a participant in the SICO Plan is primarily dependent upon two factors: the growth in future earnings of AIG during the unit award period and the book value of AIG at the end of the award period. As a result, the number of shares to be allocated with respect to units held for the 2003-2004 period and the value of such shares upon future payout cannot be determined at this time. The number of shares shown under 'Estimated Future Payouts' represent the number of shares contingently allocable to the named individuals based upon the units awarded to them for the 2003-2004 period, assuming the same criteria as those used to allocate the shares of AIG Common Stock for the 2001-2002 period. As noted in the description of the SICO Plan in Note 4 to the Summary Compensation Table, prior to earning the right to pay-out, the participant is not entitled to any equity interest with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age other than by death or disability. ANY PAYMENTS ULTIMATELY DISTRIBUTED UNDER THE SICO PLAN WILL NOT BE PAID BY TRH AND WILL NOT BE DILUTIVE TO TRH SHAREHOLDERS.

PENSION BENEFITS

    TRH employees are eligible to participate in or have participated in various AIG benefit plans.

    Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries, including TRH and its subsidiaries, who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ('Original Pension Plan'). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ('Current Retirement Plan') was established, with provisions substantially the same as the Original Pension Plan, except for the non contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's 'covered compensation' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.75% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus ..925% times Average

Final Compensation up to 150% of the employee's 'covered compensation' plus 1.425% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

    As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

    The 401(k) Plan for employees, provides for salary reduction contributions by employees and matching contributions by TRH. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

    Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental retirement plan ('the Supplemental Plan') are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

                                        TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
       AVERAGE FINAL          --------------------------------------------------------------------------
        COMPENSATION          10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
        ------------          --------   --------   --------   --------   --------   --------   --------
$125,000....................  $ 14,515   $ 21,772   $ 29,030   $ 36,287   $ 43,545   $ 50,802   $ 58,060
 150,000....................    18,077     27,116     36,155     45,194     54,232     63,271     72,310
 175,000....................    21,640     32,460     43,280     54,100     64,920     75,740     86,560
 200,000....................    25,202     37,804     50,405     63,006     75,607     88,208    100,810
 225,000....................    28,765     43,147     57,530     71,912     86,295    100,677    115,060
 250,000....................    32,327     48,491     64,655     80,819     96,982    113,146    129,310
 300,000....................    39,452     59,179     78,905     98,631    118,357    138,083    157,810
 375,000....................    50,140     75,210    100,280    125,350    150,420    175,490    200,560
 400,000....................    53,702     80,554    107,405    134,256    161,107    187,958    214,810
 500,000....................    67,952    101,929    135,905    169,881    203,857    237,833    271,810
 600,000....................    82,202    123,304    164,405    205,506    246,607    287,708    328,810
 750,000....................   103,577    155,366    207,155    258,944    310,732    362,521    414,310

    With respect to the individuals named in the Summary Compensation Table on page 7, other than Mr. Bonny, their respective years of credited service (under both plans) through December 31, 2002 are as follows: Orlich 16.17 years, Skalicky 16.42 years, Vijil 8.92 years, Mucci 19.67 years. Pensionable salary includes only the regular salary paid by TRH and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 2002 was as follows: Orlich -- $666,923; Skalicky -- $426,154; Vijil -- $391,346; Mucci -- $361,154.

    Effective January 1, 1991 a Supplemental Plan was provided to pay a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation. Messrs. Orlich, Skalicky, Vijil and Mucci were participants in the Supplemental Plan at December 31, 2002. In September 2002, AIG approved a Supplemental Executive Retirement Plan (as amended and restated effective June 1, 2002) and an Excess Retirement Income Plan (effective as of June 1, 2002) which together provide the same benefits described above and replace the Supplemental Plan.

    During 1993, 1994 and up to June 1, 1995, Mr. Bonny participated in The AIG Pension Plan (United Kingdom), a defined benefit plan, in which the TRH contributions were calculated by the actuaries for that plan. Mr. Bonny currently participates in The AIG Retirement Savings Plan (United Kingdom), a defined contribution plan, to which he contributed approximately 15 percent of his pensionable salary in 2002. Contributions to this plan by TRH vary based on employee age, pensionable service and the employee's voluntary contributions. During 2002, TRH contributed approximately 13 percent of Mr. Bonny's pensionable salary of $397,331 to the plan based on his age, voluntary contribution and his
20.9 years of pensionable service.

PERFORMANCE GRAPH

    The following Performance Graph compares the cumulative total stockholder return on TRH Common Stock (assuming reinvestment of dividends) from December 31, 1997 through December 31, 2002, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the cumulative total return of the S&P 500 Property & Casualty Insurance Index which was formerly called the Insurance (PPTY-CAS)-500 Index.

                    CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
                    VALUE OF $100 INVESTED IN DECEMBER, 1997

                              [PERFORMANCE GRAPH]

                                     Dec. 97       Dec. 98       Dec. 99      Dec. 00     Dec. 01     Dec. 02
                                     -------       -------       -------      -------     -------     -------

Transatlantic Holdings, Inc.          $100         $106.25       $110.46      $150.69     $195.18    $143.81
S&P 500 Property & Casualty Insurance  100           93.37         69.57       108.42       99.72      88.73
S&P Midcap 400 Index                   100          119.12        136.65       160.57      159.60     136.44




RELATIONSHIP WITH AIG

    AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services, and retirement savings and asset management. The AIG Group (AIG, together with its subsidiaries, is referred to herein as the 'AIG Group') is one of the largest purchasers of reinsurance in the insurance industry based on premiums ceded.

    AIG Group owns 59.70% of the outstanding TRH Common Stock. Four of TRH's 9 current directors, including the Chairman, are current, or in the case of Mr. Matthews retired, executive officers of AIG and hold the following positions with AIG: Mr. Greenberg is a Director and Chairman and Chief Executive Officer; Mr. Matthews is a Director and Senior Advisor; Mr. Smith is a Director, Vice Chairman, Chief Financial Officer and Chief Administrative Officer and
Mr. Tizzio is a Director and Senior Vice Chairman -- General Insurance.

AIG GROUP REINSURANCE

    TRH, through its wholly-owned subsidiaries TRC, Putnam and Trans Re Zurich either accepts or rejects reinsurance offered by subsidiaries of AIG based upon TRH's assessment of risk selection, pricing, terms and conditions. Historically, and with few exceptions, TRH has generally not set terms and conditions as lead underwriter with respect to treaty reinsurance with subsidiaries of AIG; however,

TRH may in the future set terms and conditions with respect to such business as a lead underwriter and intends that the terms and conditions of any such reinsurance will be negotiated on an arms' length basis. The Underwriting Committee of the Board of Directors of TRH, which includes at least one director of TRH who is not an employee of the AIG Group, monitors TRH's underwriting policies. (See 'Compensation Committee Interlocks and Insider Participation').

    Approximately $395 million (13%), $232 million (10%) and $209 million (11%) of gross premiums written by TRH in the years 2002, 2001 and 2000, respectively, were attributable to reinsurance purchased by subsidiaries of AIG, for the production of which TRH paid ceding commissions to such AIG subsidiaries totaling approximately $88 million, $50 million and $38 million, respectively, in such years. TRH has no goal with respect to the portion of AIG Group subsidiary versus non-AIG Group subsidiary business it accepts. TRH's objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall underwriting results.

    TRH retroceded approximately $90.6 million of gross premiums written to subsidiaries of AIG in 2002 and received ceding commissions of approximately $10.3 million for the production of such business.

CERTAIN TRANSACTIONS WITH THE AIG GROUP

    Pursuant to service and lease agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH may terminate the service agreements by giving six months' written notice to AIG. TRH paid approximately $4.3 million to the AIG Group for these services in 2002. (See 'Compensation Committee Interlocks and Insider Participation').

    Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. Under the terms of this agreement, AIG Global Investment Corp. has discretion to manage all the investment activities of TRH, except with respect to its cash equivalents, subject to the directions of TRH's Board of Directors and within the limits imposed by the New York Insurance Law. The agreement may be terminated by either party at any time. AIG Global Investment Corp. also provides investment management services for other clients. In addition, during 2002, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's cash equivalents. TRH paid an aggregate of approximately $3.9 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2002.

    TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan, a stock incentive plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions.

    TRH maintains a policy of directors and officers ('D&O') liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. TRH, as a subsidiary of AIG, is covered under AIG's D&O policy. In 2002, TRH paid AIG approximately $13,000 for its allocable portion of AIG's D&O premiums.

    These services have been obtained at a cost which, in the opinion of TRH, has not exceeded the cost of obtaining such services from unaffiliated sources. The cost of certain of these services may increase or decrease in the future, subject to negotiation, but in any event are expected not to exceed the cost of obtaining such services from unaffiliated sources.

RELATIONSHIP WITH SICO AND STARR

    SICO and Starr owned 12.0% and 1.8%, respectively of AIG's outstanding common stock at January 31, 2003. Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio, directors of TRH, are also stockholders, executive officers or directors of SICO or Starr. (See 'Ownership of Certain Securities').

    Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $9,940,000 in 2002. From these payments, which constituted less than 3.3% of Starr's gross revenues in

2002, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid on terms available to unaffiliated parties and represent less than 0.39% of TRH's gross revenues in 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Balog, Greenberg, Mackowski and Tizzio. No member of the Compensation Committee is a current officer or employee of the Company (or any of its subsidiaries) or was such an officer or employee at any time subsequent to June 1990, when the Company became a reporting company under the Exchange Act.
Mr. Greenberg is a director and Chairman and Chief Executive Officer of AIG and Mr. Tizzio is a director and Senior Vice Chairman-General Insurance of AIG.
Mr. Greenberg and Mr. Tizzio are stockholders, directors and/or executive officers of SICO and Starr. AIG owns 59.70% of the outstanding TRH Common Stock and members of the AIG Group engage in reinsurance and retrocession transactions with TRH, and provides certain administrative and advisory services to TRH, in the ordinary course of TRH's business. Approximately $395 million (13%) of gross premiums written by TRH in 2002 was attributable to reinsurance purchased by subsidiaries of AIG, for the production of which TRH paid ceding commissions to such AIG subsidiaries totaling approximately $88 million in such year. TRH retroceded approximately $90.6 million of gross premiums written to subsidiaries of AIG in 2002 and received ceding commissions of approximately $10.3 million for the production of such business. TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan, a stock incentive plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions. Pursuant to service and lease agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH paid approximately $4.3 million to the AIG Group for these services in 2002. Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. In addition, during 2002, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's assets held as cash equivalents. TRH paid an aggregate of approximately
$3.9 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2002. TRH maintains a policy of directors and officers ('D&O') liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. TRH, as a subsidiary of AIG, is covered under AIG's D&O policy. In 2002, TRH paid AIG approximately $13,000 for its allocable portion of AIG's D&O premiums. SICO, Starr and the Starr Foundation owned 12.0%, 1.8% and 2.2%, respectively, of AIG Common Stock at January 31, 2003. Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $9,940,000 in 2002. From these payments, which constituted less than 3.3% of Starr's gross revenues in 2002, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts represented less than 0.39% of TRH's gross revenues in 2002. The members of the Stock Option Plan Committee are Messrs. Balog and Mackowski, each of whom is a 'non-employee director' within the meaning of Rule 16b-3 under the Exchange Act.

COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee ('Committee') met on December 5, 2002. The Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to executive officer compensation policies and determines the cash compensation to be paid to the President and Chief Executive Officer and each of the other executive officers of the Company. The objectives of the Committee in determining the amount and type of cash compensation for each executive officer are to (i) provide a level of base compensation which would allow the Company to attract, retain and reward superior talent, and (ii) align the executive officers' interest with the success of the Company through the payment of bonuses based on the Company's performance. The Committee reviews the actions of the Stock Option Plan Committee and addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation, development and stability.

    The Company's compensation policies continue to be subjective, and no specific formulas are applied in making compensation decisions. Before making any compensation recommendations, the Committee reviewed and compared the compensation of each of the senior executive officers of the Company to data from a special cut of the 2002 Sibson Reinsurance Survey ('Sibson'). The Sibson special cut is comprised of companies in the New York area against which the Company competes for personnel. The Committee also reviewed the 2001 compensation of the highest paid executive officers of selected competitors from publicly available information, as well as financial data such as return on equity, expense ratio, combined ratio, change in reserves, and the value today of $100 invested in June 1990. The Committee believes that the Company's strong performance in 2002 was largely attributable to the leadership of senior management. It was agreed that it would be in the best interest of the Company and its shareholders to compensate these individuals in a manner commensurate with their contributions to the Company's success. Accordingly, based solely on a subjective review, Robert F. Orlich, the Company's President and Chief Executive Officer, was given an increase in base salary to $715,000 from $665,000 in 2002. Mr. Orlich was also given a year-end 2002 bonus. Management's recommendations with respect to the other executives of the Company were also reviewed, considered and approved, based upon a subjective review of their respective responsibilities and contributions to the Company.

    The Committee noted the fact that certain of the Company's executive officers participate in the SICO Plan. The Company does not have any ownership interest in, or right to control SICO. Accordingly, the SICO Board makes determinations about participation in the SICO Plan independently of the Company and of the Committee.

    The Compensation Committee has considered the tax deductibility of compensation to its executive officers in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). Any amounts paid in excess of $1 million will not be deductible pursuant to Section 162(m). The Company has structured the TRH 1990, 1995 and 2000 Stock Option Plans with the intention that the compensation resulting from such plans would be deductible in light of Code Section 162(m).

                                            COMPENSATION COMMITTEE:

                                            James Balog, Chairman
                                            M.R. Greenberg
                                            John J. Mackowski
                                            Thomas R. Tizzio

        REPORT OF THE STOCK OPTION PLAN COMMITTEE ON EXECUTIVE COMPENSATION

    The Stock Option Plan Committee ('Committee') met on December 5, 2002. The Committee is composed solely of non-employee directors. The Committee is responsible for administering the TRH stock option plans. The Committee's philosophy is that stock options are a particularly important part of the compensation that inherently correlates long-term individual motivation and reward to Company performance. The Committee's approach is subjective. The Committee does not use specific criteria or formula to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considered the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other reinsurers as disclosed in publicly available materials as described above, the successful financial performance of the Company, the Company's long-term compensation goals and the cash compensation paid to the Company's executive officers. The Committee concluded that the Company's executive officers demonstrated superior leadership toward the Company's strong performance in 2002. As a result, the Committee provided significant option grants for the Company's executive officers' 2002 performance. In March 2003, in light of the decline in market price of TRH Common Stock, the Committee determined that additional incentives were needed to retain and motivate employees and, accordingly, made an additional grant of options in the same amounts and to the same persons as those awarded in late 2002. In addition, in 2002, the Committee approved the granting of options to certain directors. The option grants to directors were made after reviewing and approving management's recommendations, which were based on a subjective assessment of each individual's past and prospective contribution to the Company.

                                            STOCK OPTION PLAN COMMITTEE:

                                            James Balog, Chairman
                                            John J. Mackowski

                         REPORT OF THE AUDIT COMMITTEE

    The role of the Audit Committee ('Committee') is to assist the Board of Directors in its oversight of TRH's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are 'independent', as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on September 19, 2002. As set forth in the Audit Committee's Charter, the management of TRH is responsible for the preparation, presentation and integrity of TRH's financial statements, TRH's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing TRH's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. At each regularly scheduled Audit Committee meeting, the Audit Committee meets separately with both the independent accountants and with the Director of Internal Audit. Both the independent accountants and the Director of Internal Audit have free access to the Audit Committee and the Chairman of the Audit Committee. At least annually, the Audit Committee reviews and discusses with the General Counsel his report on compliance matters.

    In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent accountants to TRH and audit and non-audit services to TRH's affiliates is compatible with maintaining their independence and has discussed with the accountants their independence with regard to TRH.

    During 2002, the Audit Committee performed all of its duties and responsibilities under the then applicable Audit Committee Charter. Based upon the reports and discussions described in this report, on the role and responsibilities of the Committee described above and in the Audit Committee Charter, the Committee recommended to the Board that the audited financial statements be included in TRH's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

                                            AUDIT COMMITTEE:

                                            John J. Mackowski, Chairman
                                            James Balog
                                            C. Fred Bergsten

       II. APPROVAL OF A PROPOSAL TO ADOPT THE 2003 STOCK INCENTIVE PLAN

    General. Your Board of Directors recommends that the shareholders approve a proposal to adopt the 2003 Stock Incentive Plan (the 'Plan'). A copy of the Plan is attached as Appendix A. The Board

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


believes that TRH's interests are advanced by providing directors, officers and employees of TRH and its subsidiaries with an additional incentive to continue their efforts on behalf of TRH and its subsidiaries, as well as to attract people of training, experience and ability to TRH and its subsidiaries.

    The following is a summary of the Plan. This summary is not complete, and you should refer to Appendix A for a complete copy of the Plan.

    Administration. The Plan will be administered by a committee (the 'Committee') appointed solely from members of the Board who are not and have not been officers of TRH or its subsidiaries. The Board, in its discretion, may also administer the Plan and, in such a case, has all of the rights, powers and authority of the Committee.

    The Committee has broad discretion to administer the Plan. Among other things, the Committee will select the persons to whom awards ('Awards') will be made under the Plan, the time when Awards will be granted, the terms of the Awards and the number of shares of TRH Common Stock subject to the Awards.

    The Committee has the authority to construe, interpret and implement the Plan, and prescribe, amend and rescind rules and regulations relating to the Plan. The determination of the Committee on all matters relating to the Plan or any Award is final and binding. The Committee will have no liability to any person for any action taken, or omitted to be taken, in good faith.

    Eligibility. Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Company, as the Committee may select, except that no Award may be made to directors who are not employees of the Company without shareholder approval. Currently there are approximately 100 officers, 300 employees, 1 director and 0 consultants who perform services for the Company and would be eligible under the Plan.

    Because the granting of Awards under the Plan will be entirely within the discretion of the Committee, it is not possible to designate the employees to whom Awards will be granted under the Plan or the number of shares of TRH Common Stock that will be subject to Awards that are granted under the Plan.

    Stock Issuable Under the Plan. Subject to adjustment as described in the next paragraph, the total number of shares of TRH Common Stock that may be issued under the Plan is 500,000 shares. Shares of TRH Common Stock subject to any Award that expires, terminates or otherwise lapses will again become available for issuance under the Plan. These shares may be authorized but unissued TRH Common Stock or authorized and issued TRH Common Stock. There is no limit on the amount of cash, securities (other than shares of TRH Common Stock) or other property that may be delivered pursuant to any Award. No grantee, however, may receive Awards covering more than 25,000 shares of TRH Common Stock or stock appreciation rights with respect to more than 25,000 shares of TRH Common Stock in any calendar year.

    The Committee has the authority (but not the obligation) to adjust the terms of any outstanding Award, and the number of shares of TRH Common Stock issuable under the Plan, for any increase or decrease in the number of issued shares of TRH Common Stock resulting from a recapitalization, stock split, stock dividend, combination or exchange of shares of common stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of TRH Common Stock.

    Unless otherwise provided in an award agreement or determined by the Committee, a successor to TRH as a result of a business combination may assume, or replace with equivalent awards, all outstanding Awards.

    Types of Awards. The Plan provides for grants of restricted stock, restricted stock units, dividend equivalent rights and other equity-based or equity-related Awards. Stock options, however, may not be awarded under the Plan.

        Restricted Shares of TRH Common Stock. The Committee may grant restricted shares of TRH Common Stock in amounts, and subject to terms and conditions, as the Committee may determine.

    The grantee will have the rights of a shareholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may include in the award agreement.

        Restricted Stock Units. The Committee may grant restricted stock units in amounts, and subject to terms and conditions, as the Committee may determine. Recipients of restricted stock units have only the rights of a general unsecured creditor of TRH and no rights as a shareholder of TRH until the TRH Common Stock, cash, securities or other property underlying the restricted stock units is delivered.

        Dividend Equivalent Rights. The Committee may, in its discretion, include in the award agreement a dividend equivalent right entitling the grantee to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of TRH Common Stock covered by such Award as if such shares were then outstanding. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of TRH until payment of such amount is made as specified in the applicable award agreement.

        Other Stock-Based Awards. The Committee may grant other types of equity-based Awards or equity-related Awards, including the grant of unrestricted shares of TRH Common Stock in amounts, and subject to terms and conditions, as the Committee may determine. These Awards may involve the transfer of actual shares of TRH Common Stock, or the payment in cash or otherwise of amounts based on the value of shares of TRH Common Stock, and may include Awards designed to comply with, or take advantage of certain benefits of, the local laws of non-U.S. jurisdictions.

    Nonassignability and No Hedging. Except to the extent otherwise provided in the award agreement or approved by the Committee, no Award or right granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. During the life of the grantee, Awards may be exercised only by the grantee or the grantee's legal representative.

    Amendment and Termination. Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law provided, however, that, without shareholder approval, neither the Board nor the Committee may amend the Plan to (i) materially increase the benefits accruing to grantees under the Plan, (ii) materially increase the number of shares of Common Stock which may be issued under the Plan, or (iii) materially modify the requirements for participation in the Plan. Unless previously terminated by the Board, the Plan will terminate on May 15, 2013, but any outstanding Award will remain in effect until it otherwise lapses or is satisfied.

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information with respect to stock options granted by the Company as follows:

                                                                                  NUMBER OF
                                                                                 SECURITIES
                                                                                  REMAINING
                                              NUMBER OF                         AVAILABLE FOR
                                              SECURITIES    WEIGHTED-AVERAGE   FUTURE ISSUANCE
                                             TO BE ISSUED    EXERCISE PRICE     UNDER EQUITY
                                             ON EXERCISE     OF OUTSTANDING     COMPENSATION
                                              OF OPTIONS        OPTIONS             PLANS
                                              ----------        -------             -----
Equity compensation plans approved by
  security holders.........................   1,772,331          $54.72           1,523,557
Equity compensation plan not approved by
  security holders.........................      45,000           22.67                  --
                                              ---------                           ---------
    Total..................................   1,817,331           53.93           1,523,557
                                              ---------                           ---------
                                              ---------                           ---------

    The equity compensation plan not approved by security holders is composed of options granted in 1994 by the Stock Option Plan Committee to certain non-employee directors of the Company who were directors, officers and employees of AIG, to purchase shares of the Company's common stock at $22.67 per share. Such options were granted outside of, but on substantially the same terms as the 'Transatlantic Holdings, Inc. 1990 Stock Option Plan.' As of year-end 2002, those options granted in 1994 were exercisable, as none have been exercised or forfeited.

    Approval of the Plan requires approval by a majority of the votes cast on the proposal, provided that the total votes cast represent over 50 percent in interest of all of the shares of TRH Common Stock entitled to vote on the proposal. Abstentions will have the effect of a vote 'against' the adoption of the Plan and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

    The Plan is being submitted to the stockholders for their approval as a matter of Board policy and to comply with the New York Stock Exchange listing requirements. If the Plan is not approved by stockholders, it will not be put into effect and Awards will not be granted thereunder.

    AIG has informed TRH that it intends to vote its shares of TRH Common Stock in favor of the adoption of the Plan.

    Your Board of Directors recommends a vote FOR the proposal to approve the adoption of the Plan.

           III. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of TRH for 2003. The firm, and its predecessors, has served as TRC's independent accountants since 1977 and TRH's since 1986. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of TRH's annual financial statements for the fiscal years ended December 31, 2002 and for the reviews of the financial statements included in TRH's Quarterly Reports on Form 10-Q for that fiscal year was $513,402.

    Financial Information Systems Design and Implementation Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002 were $0.

    All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to TRH, other than the services described above under 'Audit Fees' and 'Financial Information Systems Design and Implementation Fees', for the fiscal year ended December 31, 2002 were $86,710.

    Ratification of the selection of accountants requires approval by a majority of the shares of TRH Common Stock present and entitled to vote at the meeting. Neither TRH's Certificate of Incorporation, as amended, nor Amended and Restated By-Laws, require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as its independent accountants. TRH's Board is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interest of TRH and its stockholders.

    Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

               IV. STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

    All suggestions from stockholders are given careful attention. Proposals intended to be presented at the 2004 annual meeting, and included in the Proxy Statement, should be sent to the TRH Secretary at 80 Pine Street, New York, New York 10005 and must be received by December 8, 2003. In addition, under TRH's Amended and Restated By-Laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by TRH generally not less than 90 days nor more than 120 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by TRH's Amended and Restated By-Laws. A copy of TRH's Amended and Restated By-Laws which describes the advance notice procedures can be obtained from the TRH Secretary.

                                V. OTHER MATTERS

    While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by TRH under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled 'Committee Reports on Executive Compensation;' 'Report of the Audit Committee' (to the extent permitted by the rules of the Securities and Exchange Commission) and 'Performance Graph' shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMMENTS

    In accordance with a notice sent to certain stockholders of TRH Common Stock who hold TRH Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Stockholders and Proxy Statement and TRH's 2002 Annual Report to Stockholders is being sent to that address unless TRH receives contrary instructions from any stockholder at that address. This practice, known as 'householding', is designed to reduce printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or TRH's Annual Report to Stockholders, he or she may contact Investor Relations at 80 Pine Street, New York, New York 10005, 212-770-2040 and TRH will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a stockholder receives multiple copies of TRH's proxy materials and annual reports, he or she may request householding in the future by contacting TRH's Investor Relations.

PROXY SOLICITATION

    TRH will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates and approximately five officers and regular employees of TRH and its subsidiaries without receiving additional compensation. TRH will reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

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


                                                                      APPENDIX A

                          TRANSATLANTIC HOLDINGS, INC.
                           2003 STOCK INCENTIVE PLAN

                                   ARTICLE I
                                    GENERAL

1.1 PURPOSE

    The purpose of the Transatlantic Holdings, Inc. 2003 Stock Incentive Plan is to attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Company, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the success of the Company.

1.2 DEFINITIONS OF CERTAIN TERMS

    'TRH' means Transatlantic Holdings, Inc. or a successor entity contemplated by Section 3.5.

    'Award' means an award made pursuant to the Plan.

    'Award Agreement' means the written document by which each Award is evidenced.

    'Board' means the Board of Directors of TRH.

    'Certificate' means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock of TRH.

    'Code' means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

    'Committee' shall have the meaning set forth in Section 1.3.1.

    'Common Stock' means the common stock of TRH, par value $1.00 per share.

    'Company' means TRH and its subsidiaries.

    'Covered Person' shall have the meaning set forth in Section 1.3.3.

    'Employment' means a grantee's performance of services for the Company, as determined by the Committee. The terms 'employ' and 'employed' shall have their correlative meanings.

    'Exchange Act' means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

    'Fair Market Value' means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

    'Plan' means the Transatlantic Holdings, Inc. 2003 Stock Incentive Plan, as described herein and as hereafter amended from time to time.

1.3 ADMINISTRATION

    1.3.1 Except as otherwise provided herein, the Plan shall be administered by a committee (the 'Committee') of the Board to be drawn solely from members of the Board who are not and have not been officers of the Company. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all grantees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine the persons who shall receive Awards, the time when Awards shall be granted, the terms of such Awards and the number of shares of Common Stock, if any, which shall be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the authority, in its absolute discretion, to (i) amend any outstanding Award Agreement in any respect, whether or not the rights of the grantee of such Award are adversely affected, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the grantee's circumstances and
(ii) determine whether, to what extent and under what circumstances and method or methods (A) Awards may be (1) settled in cash, shares of Common Stock, other securities, other Awards or other property or (2) canceled, forfeited or suspended, (B) shares of Common Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (C) Awards may be settled by the Company or any of its designees, provided that the Committee may not amend the terms of any outstanding Award without shareholder approval, unless such amendment is a result of a grantee's termination from employment due to retirement, death, disability or a change of control. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (including grants to members of the Board who are not employees of the Company) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein. To the extent any Award is made to an 'officer' (as defined for purposes of Rule 16a-1(f) under the Exchange Act) or director of TRH, the Award shall be made by the full Board or a committee or subcommittee of the Board composed of at least two `non-employee directors' (as defined in Rule 16b-3 under the Exchange Act).

    1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

    1.3.3 No member of the Board or the Committee or any employee of the Company (each such person a 'Covered Person') shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by TRH against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with TRH's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that TRH shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once TRH gives notice of its intent to assume the defense, TRH shall have sole control over such defense with counsel of TRH's choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under TRH's Certificate of Incorporation, as Amended or Amended and Restated By-Laws, as a matter of law, or otherwise, or any other power that TRH may have to indemnify such persons or hold them harmless.

1.4 PERSONS ELIGIBLE FOR AWARDS

    Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Company, as the Committee may select, except that no Award may be made to directors who are not employees of the Company without shareholder approval.

1.5 TYPES OF AWARDS UNDER PLAN

    Awards may be made under the Plan in the form of (a) restricted stock,
(b) restricted stock units, (c) dividend equivalent rights and (d) other equity-based or equity-related Awards which the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. TRH, however, will not grant stock options pursuant to the Plan.

1.6 SHARES OF COMMON STOCK AVAILABLE FOR AWARDS

    1.6.1 Common Stock Subject to the Plan. Subject to adjustment as provided in
Section 1.6.2 hereof, the maximum number of shares that may be issued under the Plan is five hundred thousand (500,000) shares of Common Stock. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by TRH. If any Award shall expire, terminate or otherwise lapse, in whole or in part, any shares of Common Stock subject to such Award (or portion thereof) shall again be available for issuance under the Plan.

    1.6.2 Adjustments. The Committee shall have the authority (but shall not be required) to adjust the number of shares of Common Stock authorized pursuant to
Section 1.6.1 and to adjust equitably (including, without limitation, by payment of cash) the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of TRH. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each outstanding Award shall be rounded down to the nearest whole number.

    1.6.3 There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in this Section 1.6) or other property that may be delivered pursuant to the Plan or any Award, provided, however, that Awards with respect to no more than 25,000 shares of Common Stock may be granted to any one grantee in any calendar year, and provided further, that Awards of stock appreciation rights with respect to no more than 25,000 shares of Common Stock may be granted to any one grantee in any calendar year.

                                   ARTICLE II
                             AWARDS UNDER THE PLAN

2.1 AGREEMENTS EVIDENCING AWARDS

    Each Award granted under the Plan shall be evidenced by a written document which shall contain such provisions and conditions as the Committee deems appropriate. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 NO RIGHTS AS A SHAREHOLDER

    No grantee of an Award shall have any of the rights of a shareholder of TRH with respect to shares of Common Stock subject to such Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is prior to the date such shares are delivered.

2.3 GRANT OF RESTRICTED SHARES OF COMMON STOCK

    The Committee may grant or offer for sale restricted shares of Common Stock in such amounts and subject to Section 2.7 and such terms and conditions as the Committee shall determine. Upon the delivery of such shares, the grantee shall have the rights of a shareholder with respect to the restricted stock, subject to Section 2.7 and any other restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted shares of Common Stock, such Certificate may be registered in the name of the grantee but shall be held by TRH or its designated agent until the time the restrictions lapse.

2.4 GRANT OF RESTRICTED STOCK UNITS

    The Committee may grant Awards of restricted stock units in such amounts and subject to Section 2.7 and such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of TRH until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the grantee of each restricted stock unit not previously forfeited or terminated shall receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.5 GRANT OF DIVIDEND EQUIVALENT RIGHTS

    The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of TRH until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

2.6 OTHER STOCK-BASED AWARDS

    The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Any Award made pursuant to this
Section 2.6 to a director of the Company or an executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act), must be either (i) granted in lieu of salary or cash bonus or (ii) limited in the aggregate to five percent (5%) of the shares of Common Stock authorized under the Plan.

2.7 CERTAIN RESTRICTIONS

    In the case of an Award in the form of restricted stock or restricted stock units, at least three years must elapse before the delivery or payment of shares of Common Stock, cash or other property, except in the case of (i) termination of employment due to death, disability, retirement or change of control or
(ii) an Award that the Committee determines is performance based, in which case at least one year must elapse.

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                                  ARTICLE III
                                 MISCELLANEOUS

3.1 AMENDMENT OF THE PLAN

    3.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any grantee of an Award.

    3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law provided, however, that, without shareholder approval, neither the Board nor the Committee may amend the Plan to (i) materially increase the benefits accruing to grantees under the Plan, (ii) materially increase the number of shares of Common Stock which may be issued under the Plan, or (iii) materially modify the requirements for participation in the Plan.

3.2 TAX WITHHOLDING

    3.2.1 As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Committee shall be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.3 REQUIRED CONSENTS AND LEGENDS

    3.3.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a 'plan action'), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

    3.3.2 The term 'consent' as used in this Section 3.3 with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and
(d) any and all consents required by the Committee. Nothing herein shall require TRH to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 NONASSIGNABILITY; NO HEDGING

    Except to the extent otherwise expressly provided in the applicable Award Agreement or determined by the Committee, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder)

                                      A-5





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shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.4 shall be null and void and any Award which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5 SUCCESSOR ENTITY

    Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of TRH with or into any other entity ('Successor Entity') or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of TRH, or all or substantially all of the assets of TRH, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

3.6 RIGHT OF DISCHARGE RESERVED

    Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate such Employment.

3.7 NATURE OF PAYMENTS

    3.7.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan shall be in consideration of services performed or to be performed for the Company by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan. Only whole shares of Common Stock shall be delivered under the Plan. Awards shall, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares shall be rounded down to the nearest whole share and any such fractional shares shall be forfeited.

    3.7.2 All such grants and deliveries shall constitute a special discretionary incentive payment to the grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the grantee, unless the Company specifically provides otherwise.

3.8 NON-UNIFORM DETERMINATIONS

    The Committee's determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards,
(b) the terms and provisions of Awards and (c) whether a grantee's Employment has been terminated for purposes of the Plan.

3.9 OTHER PAYMENTS OR AWARDS

    Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.10 PLAN HEADINGS

    The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.11 TERMINATION OF PLAN

    The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan shall terminate May 15, 2013, and provided further, that all Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.12 GOVERNING LAW

    THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.13 SEVERABILITY; ENTIRE AGREEMENT

    If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.14 WAIVER OF CLAIMS

    Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee's receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.15 NO THIRD PARTY BENEFICIARIES

    Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.3 shall inure to the benefit of a Covered Person's estate and beneficiaries and legatees.

3.16 SUCCESSORS AND ASSIGNS OF TRH

    The terms of this Plan shall be binding upon and inure to the benefit of TRH and any successor entity contemplated by Section 3.5.

3.17 DATE OF ADOPTION AND APPROVAL OF STOCKHOLDERS

    The Plan is being adopted on May 15, 2003 by the Board subject to approval by the stockholders of TRH at the 2003 Annual Meeting of Stockholders. Any Awards granted under the Plan prior to the date of such stockholder approval are expressly conditioned on such stockholder approval.

                                      A-7





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



                                   APPENDIX 1

PROXY                                                                      PROXY

                          TRANSATLANTIC HOLDINGS, INC.

               Proxy Solicited on Behalf of the Board of Directors
                 Annual Meeting of Stockholders - May 15, 2003

     Maurice R. Greenberg and Robert F. Orlich, and each of them with full power of substitution, are hereby authorized to represent and vote all shares of common stock of Transatlantic Holdings, Inc. held of record on March 21, 2003 by the undersigned, at the Annual Meeting of Stockholders to be held on May 15, 2003 and at any adjournment thereof.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or their substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all of the powers of said attorneys and proxies.

     The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the Proxy Statement relating thereto and the Annual Report for 2002.

     The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, such shares will be voted FOR the election of directors, FOR the proposals described in items 2 and 3, and in their discretion to vote upon any other matters that may properly come before the meeting.

    Management urges you to sign and return this Proxy immediately to ensure its vote at the Annual Meeting to be held on May 15, 2003.

    No postage is required if returned in the enclosed envelope and mailed in the United States.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)




                        ANNUAL MEETING OF STOCKHOLDERS OF

                          TRANSATLANTIC HOLDINGS, INC.

                                  May 15, 2003

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

                Please detach and mail in the envelope provided.

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--------------------------------------------------------------------------------------------------------------------------------
                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                          FOR AGAINST ABSTAIN
1. Election of Directors                                   2. Approval of adoption of the 2003
                                                              Stock Incentive Plan.                         [ ]   [ ]   [ ]
                              NOMINEES
                                                           3. Proposal to select PricewaterhouseCoopers
[ ] FOR ALL NOMINEES          o Takashi Aihara                LLP as independent accountants:               [ ]   [ ]   [ ]
                              o James Balog
[ ] WITHHOLD AUTHORITY        o C. Fred Bergsten           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
    FOR ALL NOMINEES          o Maurice R. Greenberg       THE ENCLOSED ENVELOPE.
                              o John J. Mackowski
[ ] FOR ALL EXCEPT            o Edward E. Matthews
    (See instructions below)  o Robert F. Orlich
                              o Howard I. Smith
                              o Thomas R. Tizzio

INSTRUCTION: To withhold authority to vote for any
             individual nominee(s), mark "FOR ALL
             EXCEPT" and fill in the circle next to each
             nominee you wish to withhold, as shown
             here:
--------------------------------------------------------

--------------------------------------------------------
To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please note     [ ]
that changes to the registered name(s) on the
account may not be submitted via this method.
--------------------------------------------------------


Signature of Stockholder               Date:               Signature of Stockholder               Date:
                         -------------       -----------                            -------------       ------------

   Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign.
         When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.